EXHIBIT 21

WILSHIRE BANCORP, INC.

LIST OF WHOLLY OWNED SUBSIDIARIES

1. Wilshire State Bank, a California state chartered commercial bank

2. Wilshire Statutory Trust I, a Connecticut Statutory Trust

3. Wilshire Statutory Trust II, a Connecticut Statutory Trust

3. Wilshire Statutory Trust III, a Connecticut Statutory Trust